EQUITY MANAGERS TRUST
                              MANAGEMENT AGREEMENT

                                   SCHEDULE A


      The Series of Equity Managers Trust currently subject to this Agreement are as follows:


Neuberger Berman Focus Portfolio
Neuberger Berman Genesis Portfolio
Neuberger Berman Guardian Portfolio
Neuberger Berman Manhattan Portfolio
Neuberger Berman Partners Portfolio
Neuberger Berman Socially Responsive Portfolio
Neuberger Berman Millennium Portfolio
Neuberger Berman Regent Portfolio